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                                                                   EXHIBIT 10.27

                                SERVICE AGREEMENT

     THIS SERVICE AGREEMENT (the "Agreement") is entered into this 30th day of September, 2000 (the "Effective Date"), by and between SYNERPHY OF ROME, INC., a Tennessee corporation, formerly known as PhyCor of Rome, Inc. ("SynerPhy"), and HARBIN CLINIC, L.L.C., a Georgia professional limited liability company ("Group"):

                                   WITNESSETH:

     WHEREAS, Group is a physician group located in the Rome, Georgia area;

     WHEREAS, SynerPhy is in the business of providing support services to physician groups;

     WHEREAS, SynerPhy and Group are parties to that certain Service Agreement, dated May 1, 1996 (the "Service Agreement"), and SynerPhy's sole shareholder, PhyCor, Inc. ("PhyCor"), and Group are parties to that certain Asset Purchase Agreement dated as of May 1, 1996, both of which are being terminated simultaneously with the execution of this Agreement pursuant to that certain Termination and Release Agreement of even date herewith;

     WHEREAS, simultaneously with the execution of this Agreement, Group and SynerPhy are entering into an Asset Purchase Agreement of even date herewith for the purchase of the assets and the assumption of liabilities of SynerPhy as set forth therein (the "Asset Purchase Agreement"); and

     WHEREAS, SynerPhy desires to enter into this Agreement with Group pursuant to which Group will purchase from SynerPhy and SynerPhy will deliver to Group services relating to the business operations of Group.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Group hereby agrees to purchase the management and support services herein described and SynerPhy agrees to provide such services on the terms and conditions provided below.

                         I. RELATIONSHIP OF THE PARTIES

     1.1 Independent Relationship; Relationship with Group. Group, on the one hand, and SynerPhy, on the other hand, intend to act and perform as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency or



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employment relationship between such parties. Notwithstanding the services to be performed by SynerPhy hereunder, SynerPhy and Group agree that Group shall retain the authority to direct the medical, professional, and ethical aspects of the medical practice of Group. SynerPhy shall neither exercise control over nor interfere with the physician-patient relationship, which shall be maintained strictly between the physicians of Group and their patients.

     1.2 Patient Referrals. The parties agree that the benefits to Group hereunder do not require, are not payment for, and are not in any way contingent upon the admission, referral or any other arrangement for the provision of any item or service offered by SynerPhy to any patients in any facility or laboratory managed or operated by SynerPhy.

     1.3. Recommendations by SynerPhy. Group acknowledges that SynerPhy's ability to successfully perform the services described hereunder, including the ability to timely perform such services, will depend upon the full cooperation of Group and its employees, and Group agrees to give full consideration to all recommendations made by SynerPhy related to the operations of Group, provided that the final decision as to whether to act upon any such recommendations shall be made by Group, in its sole discretion. Group further acknowledges and agrees that SynerPhy shall not be held accountable or responsible to Group or any third party in the event that Group's failure to act on such SynerPhy recommendations results, directly or indirectly, in negative financial and/or operational consequences to Group and further agrees that the occurrence of such consequences shall not be deemed, or cited as evidence by Group of a breach of this Agreement by SynerPhy.

                             II. DUTIES OF SYNERPHY

     2.1 Performance of Services. Group hereby engages SynerPhy to provide the services set forth in this Article II for the benefit of Group. The services provided by SynerPhy shall be performed in a manner consistent with other professionals providing consulting and financial services to medical practices. Group hereby acknowledges that SynerPhy needs and shall be granted reasonable access to the data and systems of Group relating to the operations of Group so that SynerPhy may perform its duties pursuant to this Agreement. SynerPhy and Group agree that Group and only Group (or any permitted assignee hereunder) will perform the medical functions of its practice. SynerPhy will have no authority, directly or indirectly, to perform, and will not perform, any medical function.

     2.2 Duties and Responsibilities of SynerPhy. Except as may be provided herein, the parties acknowledge and agree that SynerPhy is being engaged by Group to provide only those specific services and to perform only those specific duties and responsibilities set forth in this Agreement, and that SynerPhy is not assuming responsibility for the general management of Group's operations. SynerPhy shall have the following duties and responsibilities pursuant to this Agreement.



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         (a) SynerPhy shall assist with the preparation of the annual capital and operating budgets of Group reflecting Group's anticipated revenues and expenses and sources and uses of capital. The proposed operating and capital budgets on which SynerPhy assists shall be subject to the modification and approval by Group. In addition, representatives of SynerPhy or PhyCor shall meet at least annually with representatives of Group at a time and place specified by Group as part of the foregoing budget process to discuss SynerPhy's services anticipated to be needed and provided to Group by SynerPhy during the next year.

         (b) On or before March 30 of each year, SynerPhy shall provide a proposed strategic plan for Group. Such plan shall set forth the efforts, methods and resources SynerPhy believes are needed to implement the proposed strategic plan and to which they are willing to commit their services. The strategic plan shall include an analysis of the staffing needs of Group and shall recommend for review and approval by Group efficient practice work flows and a determination of the combination of physicians and support staff which is needed based on the applicable patient population. SynerPhy shall also assist Group in the development of a fixed asset, drug and supply inventory system for Group.

         (c) SynerPhy shall annually provide a written evaluation of the physician income distribution plan utilized by Group and submit for review to Group any recommended additional alterations thereto. Such evaluation and review shall include proposed alterations to the form of employment agreements entered into between Group and its physician employees, it being understood that Group solely shall determine the content of such employment agreements.

         (d) SynerPhy shall regularly, but no less than annually, advise Group as to the relationship between the performance of medical functions and the overall administrative and business functioning of Group and shall develop and periodically revise a physicians' communication plan for Group. Personnel of Group who provide medical care services shall in no event be subject to any direction or control by, or obligation to, SynerPhy.

         (e) SynerPhy shall regularly, but no less than annually, assist the Group's administrative staff with a review of the operations of the Group's billing and collections department and its methods and procedures and provide recommend for changes, if any. With the prior written approval of Group, SynerPhy may engage third parties at its own expense that shall assist SynerPhy in making recommendations to Group with respect to the foregoing. SynerPhy shall not be obligated for any costs or expenses associated with the billing and collection of Group accounts and any legal proceedings instituted by Group with respect to collections thereof. The parties acknowledge and agree that coding for procedures performed by Group's providers shall be the sole responsibility of Group and that neither SynerPhy nor PhyCor shall have any control




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over such coding or other day-to-day functions of the billing and collections department. In connection with the foregoing services, SynerPhy shall arrange for periodic audits of the coding practices and procedures used in the billing department.

         (f) On or before March 30 of each year, SynerPhy shall review and assess the information systems utilized by Group and shall make recommendations to Group as to alterations to the existing information system or the necessity of obtaining new or additional systems to meet the needs of Group. If Group determines to proceed with alterations to the information systems as recommended by SynerPhy, Group shall select the vendor and systems to be acquired by Group, as applicable, or to be used in any upgrade, replacement or alteration to such systems. Any costs and expenses associated with the implementation of any recommendations approved by Group and the purchase of any equipment, fixtures, inventory, supplies, software or services in connection therewith shall be at the sole expense of Group. Pursuant to the Asset Purchase Agreement, Group is purchasing from SynerPhy all of the computer hardware and equipment owned by SynerPhy and the owned and licensed software currently contained on or pertaining to such computer hardware, other than software proprietary to SynerPhy or PhyCor. During the term of this Agreement, SynerPhy and PhyCor shall make its proprietary software available to Group for its use at no additional cost to Group. After termination of this Agreement, at Group's request, SynerPhy shall license such software to Group for a mutually agreed upon sublicensing fee.

         (g) SynerPhy shall assist Group in regularly assessing and monitoring the central business office operations of Group and shall recommend to Group alterations to such operations. Such review shall include a review of central business office procedures, staffing levels and the operations of the central business office. SynerPhy shall also review and assess a management action plan and operations checklist devised by Group relating to the central business office. SynerPhy shall also advise and assist Group in assessing Group's Human Resources Department and Medical Records Department. Any costs and expenses associated with the implementation of any recommendations approved by Group shall be at the sole cost of Group.

         (h) SynerPhy shall assist Group in recruiting additional physicians solely by reviewing and making recommendations as to the administrative functions related to the recruitment of physicians. Group shall make the ultimate decision as to the suitability of any physician to become associated with Group. All recruited physicians employed by Group shall be solely employees of Group and not of SynerPhy to the extent such physicians are hired as employees. Group shall be solely responsible for any expenses incurred in the recruitment of physicians, including, but not limited to, employment agency fees, and relocation and interviewing expenses.

         (i) SynerPhy shall conduct, no less than annually, a comprehensive review of all managed care contracts of Group, and shall consult with Group and make






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recommendations to Group on professional or clinical matters relating thereto.

         (j) SynerPhy shall, at the request of Group, review and analyze third party contracts, including vendor contracts and real estate leases, to which Group is a party or into which Group is contemplating entering. SynerPhy shall also evaluate the facility utilization and make recommendations as to facility utilization, consolidations, space planning and office relocations. Following its initial review of the foregoing, SynerPhy shall, during the term hereof, provide oversight and on-going review of such third party contracts. The parties acknowledge and agree that neither SynerPhy nor PhyCor, nor any representative or employee of them, shall have any power, authority or obligation to execute or otherwise enter into any contract on behalf of Group or in connection with services provided to Group. All contracts related to the operations of Group will be executed and entered into only by an authorized employee or officer of Group.

         (k) In addition to the duties and responsibilities of SynerPhy outlined above and elsewhere in this Agreement, SynerPhy shall make available for the benefit of Group such other services which are offered from time to time by PhyCor for the benefit of PhyCor's affiliated physician groups to the extent requested by Group. Group acknowledges and agrees that such other services will change during the term of this Agreement, with some programs being deleted and new programs added, and that the commitment provided herein as to access to such other services shall be only to the extent of the services provided from time to time by PhyCor. If new services are offered by PhyCor or its affiliates in addition to the services provided pursuant to this Agreement, but not as a substitute for such services, Group may purchase such additional services for a mutually agreed upon price. SynerPhy agrees that it will maintain adequate personnel and resources to provide such additional services to Group as set forth herein, and that it shall make such personnel and resources available to Group upon reasonable notice and at reasonable times during the term of this Agreement. SynerPhy acknowledges that even though services offered by SynerPhy and PhyCor may change from time to time during the term hereof, SynerPhy and PhyCor will retain as a corporate purpose the provision of services for the benefit of physicians and their patients.

         (l) SynerPhy acknowledges that Group has adopted a regulatory compliance plan, and SynerPhy agrees that it shall assist Group in the implementation of such plan, to the extent requested by Group. Group and SynerPhy shall periodically, but no less than annually, review the regulatory compliance plan and discuss revisions, additions and deletions to such compliance plan. SynerPhy shall assist Group in implementing such revisions, additions, and deletions, but the parties agree that the final determination as to whether Group will adopt and implement any changes to its compliance plan will be made by Group in its sole discretion.

         (m) Group understands and agrees that in performing the services described in Sections 2.2(a) through (l), SynerPhy may, with Group's prior written approval, engage third parties to provide expertise or personnel to assist SynerPhy under this Agreement. SynerPhy, in





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its sole discretion, shall be responsible for selecting any such third parties once Group has approved the engagement thereof. Any engagement by SynerPhy of such third parties approved by Group shall be entered into in the name of Group and all costs and expenses associated with such third party engagement shall be at Group's sole expense. The prior written approval of Group of any third party engagement shall include approval of the terms, including the financial terms, of such engagement. Provided, however, that this provision for the engagement of third parties and all other provisions contained in this Agreement which permit SynerPhy, with Group's prior approval, to engage third parties to provide services to Group, are not intended, nor shall this or any other provision of this Agreement be interpreted to decrease SynerPhy's duties and obligations hereunder, and shall not be a substitute for the services to be provided by SynerPhy under this Agreement.

         (n) Notwithstanding the terms of Section 3.10 below, SynerPhy shall make available to Group lease financing for the acquisition of equipment to be used in the operation of Group up to $750,000 annually. The lease terms would be for five (5) years each at a floating rate equal to the prime rate. There would be a nominal purchase option at the end of each of the leases. Group solely shall determine whether or not to lease equipment and whether or not to use SynerPhy as the source of the leased equipment. No new lease agreements with SynerPhy would be entered into after the fifth anniversary of this Agreement.

     2.3 SynerPhy Personnel. (a) SynerPhy shall provide to Group the services of designated employees of PhyCor. All costs associated with these individuals, including, but not limited to, compensation, benefits and severance expenses, payroll taxes, and travel and out-of-pocket expenses, will be the sole obligation of SynerPhy. Group shall make available to SynerPhy the services of Group's administrative staff to assist SynerPhy in the performance of its services under this Agreement, including, without limitation, the Executive Director and Chief Financial Officer of Group.

         (b) Group agrees that it will not, either directly or indirectly, solicit for employment any individuals employed by SynerPhy or PhyCor during the term of this Agreement or for a period of twelve (12) months following the termination of this Agreement; provided, however, that the foregoing shall not prohibit Group from employing any such individual after he or she is no longer employed by SynerPhy or PhyCor so long as such individual approaches Group seeking such employment after they are no longer employed by SynerPhy or PhyCor.

     2.4 Certain Contracting. In the event that, during the term hereof, Group elects to pursue the formation of an IPA or similar physician organization, prior to selecting a manager of the organization, Group will notify SynerPhy of its intent and will allow SynerPhy thirty (30) days within which to develop and present to Group a proposal whereby PhyCor's affiliate, North American Medical Management, Inc, or one of its subsidiaries, would manage the organization. Notwithstanding the foregoing, the decision regarding who will be the manager of the IPA or





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physician organization will be made by Group, in its sole discretion.

     2.5 Events Excusing Performance. SynerPhy shall not be liable to Group for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies, the failure of hardware or software to function in the manner intended, whether such problems arises in hardware or software owned by Group, any vendor or customer of Group or any other third party (including but not limited to government agencies), or other events over which SynerPhy has no control for so long as such events continue, and for a reasonable period of time thereafter.

     2.6. SynerPhy Overhead Costs. The parties hereto agree that overhead costs of SynerPhy, including travel, meals and lodging expenses of employees of SynerPhy performing services on behalf of Group under this Agreement, shall be the sole obligation and responsibility of SynerPhy.

                            III. OBLIGATIONS OF GROUP

     3.1 Professional Services. Group shall provide professional services to patients in compliance at all times with ethical standards, laws and regulations applying to the medical profession. Group shall ensure that each physician associated with Group to provide medical care to patients of Group is licensed by the State of Georgia. Group shall carry out a program to monitor the quality of medical care practiced at Group.

     3.2 Medical Practice. Group shall comply with all applicable federal, state and local laws, rules and ordinances and all applicable standards of medical care.

     3.3 Employment of Physicians. Group shall have complete control of and responsibility for the hiring, compensation, supervision, evaluation and termination of the physician employees of Group, although SynerPhy may consult with Group respecting such matters. Group shall be responsible for the payment of such physician employee's salaries and wages, benefits, payroll taxes and all other taxes and charges now or hereafter applicable to them. Group shall also be responsible solely for the cost of physicians' membership in professional associations, and their continuing professional education. With respect to physicians, Group shall only employ and contract with licensed physicians meeting applicable credentialing guidelines established by Group. Group shall consider guidelines suggested by SynerPhy from time to time in establishing the duties and responsibilities of the officers of Group and shall also consider guidelines suggested by SynerPhy for the development and implementation of a succession plan that contemplates the efficient transition of leadership for Group upon the death, disability, resignation, removal or other termination of the key leadership positions of Group.




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     3.4 Employment of Personnel. Group shall employ all personnel necessary to conduct the day-to-day operations of Group, including the Executive Director, Chief Financial Officer and Chief Operating Officer, if applicable. No employee of Group providing medical services shall be subject to the supervision of any SynerPhy or PhyCor employee. Group shall be responsible solely for the payment of such employee's salaries and wages, benefits, payroll taxes and all other taxes and charges now or hereafter applicable to them, although at the request of Group, SynerPhy shall consult with Group respecting such matters. The chief administrative staff of Group shall be reasonably available to work with SynerPhy and PhyCor personnel to implement the directives, plans, strategies and services approved by Group.

     3.5 Access to Information and Data. Group understands and agrees that SynerPhy must have access to financial and other operating data and systems maintained by Group relating to the operations of Group to be able to provide the services contemplated in this Agreement, including, but not limited to, the performance initiatives described in Section 3.8. SynerPhy shall, with Group's prior approval, be afforded reasonable access to all such information and data of Group concerning the operations of Group, including, but not limited to, financial data, physician data, patient level data to track clinical and financial outcomes, accounts receivable data, accounts payable data, employee payroll information, all systems and programs on which such data and information are stored, all paper records and files where such information is held, and all electronic records relating to the foregoing. Subject, in all instances, to applicable federal and state laws and regulations, SynerPhy shall have the right to aggregate and assimilate such data and information with and into similar data and information from physician groups managed by PhyCor and its affiliates as provided in Section 7.1 hereto. SynerPhy shall also be permitted reasonable access to employees of Group who are responsible for maintaining and processing all such information and data. Group also agrees to produce such reports based on the foregoing data and information, as SynerPhy shall reasonably request from time to time in connection with SynerPhy's performance of its duties under this Agreement.

     3.6 Insurance. (a) Group shall provide to SynerPhy, upon SynerPhy's request, evidence of Group's comprehensive professional liability insurance with coverage levels of at least one million dollars per occurrence and three million dollars in the aggregate, as well as general liability and umbrella insurance. In no event shall SynerPhy be liable in any respect for any amounts not covered by the foregoing policies, whether such non-coverage relates to satisfaction of deductibles, claims in excess of policy limits, or otherwise.

         (b) Provided that SynerPhy's corporate registered agent is located in Floyd County, Georgia, SynerPhy and PhyCor shall be named as an additional insured under the comprehensive professional liability policies provided for in
Section 3.6(a) above. SynerPhy shall be provided the endorsement evidencing SynerPhy and PhyCor being named as an additional insured no later than the Effective Date and upon the annual renewal of such policies each policy year. Group shall also provide that SynerPhy receive written notice from the carrier of any



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substantive changes to the policies and any cancellation or expiration of such policies no less than thirty (30) days prior to the effective date of any such change, cancellation or expiration. If for any reason SynerPhy's registered corporate agent is not located in Floyd County, Georgia, SynerPhy and PhyCor shall remain additional insureds for a period ending ninety (90) days following written notice from Group that the requirements of this Section 3.6(b) have no longer been met; provided, however, if SynerPhy's and PhyCor's registered agent is again located in Floyd County, Georgia prior to the expiration of the foregoing 90-day period, then SynerPhy and PhyCor shall remain additional insureds as provided for above.

     3.7 Facilities. During the term of this Agreement, Group agrees to provide or make available the offices and facilities occupied by Group as of the date hereof to the extent reasonably necessary and during normal business hours for SynerPhy to provide the services contemplated by this Agreement.

     3.8 Events Excusing Performance. Group shall not be liable to SynerPhy for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies, the failure of hardware or software to function in the manner intended, whether such problem arises in hardware or software owned by Group, any vendor or customer of Group or any other third party (including but not limited to government agencies), or other events over which Group has no control for so long as such events continue, and for a reasonable period of time thereafter.

     3.9 Attendance at Group Meetings. Group agrees that SynerPhy shall have the right to have at least one person selected by SynerPhy in attendance at a portion of each regularly scheduled meeting of the Board of Managers of Group so that the SynerPhy representative may present information and answer questions concerning the operations of Group and the provision of services by SynerPhy pursuant to this Agreement. The SynerPhy representative shall not have the right to remain in attendance for the remaining portions of Board meetings. Such SynerPhy representative shall be provided with notice of each meeting of the Board of Managers at which a SynerPhy representative is to make a presentation in the same manner and at the same time as members of the Board of Managers. Group acknowledges and agrees that Group's Board or other designated entities represent the only formal forum at which SynerPhy can present proposals and recommendations for the improvement of Group's practice. Group therefore agrees to hold Board meetings on a regularly scheduled basis, and, if SynerPhy so requests from time to time, Group agrees to call a special Board meeting as may be reasonably requested by SynerPhy to hear specific proposals and/or recommendations which SynerPhy deems important or time sensitive. Conversely, upon reasonable notice from Group, SynerPhy agrees that a representative of SynerPhy will attend meetings of the Board and Board committees of Group as reasonably requested by Group.

     3.10 Responsibility to Provide Capital. Except as contemplated in Section





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2.2(n) above, during the term hereof, Group shall have the sole responsibility of providing capital and funding necessary to maintain Group's operations, including, but not limited to, the responsibility to (i) enter into any contracts, leases or agreements necessary or appropriate for the operations of Group, (ii) pay for the recruitment, hiring and employment of any Group personnel, or the costs of contracting with the third parties, necessary for the provision of services on behalf of Group or at Group facilities, except as otherwise provided herein, (iii) pay any operating and other expenses related to the operations of Group, (iv) fund the purchase of any medical or other equipment, furniture, fixtures, supplies and other assets necessary for the operations of Group, (v) fund the cost of any renovations, repairs or upgrades to Group's facilities or of moving from one facility to another, and (vi) incur any other liabilities or fund any other capital requirements necessary or appropriate for the operations of Group.

                           IV. FINANCIAL ARRANGEMENTS

     4.1 Fee.

         (a) Unless and until this Agreement is terminated as provided herein, as consideration for the services being provided hereunder by SynerPhy, Group shall pay SynerPhy a flat fee (the "Fee") equal to $1,400,000 per year, payable in equal monthly amounts, for the first two (2) years under this Agreement. The Fee shall increase to $1,500,000 per year, payable in equal monthly amounts, beginning immediately following the end of the first two years under this Agreement and shall remain at $1,500,000 for the remaining term of this Agreement.

         (b) The Fee to be paid to SynerPhy under this Section 4.1 shall be payable by the tenth (10th) day of the month following the month for which such Fee is being paid.

     4.2 Reimbursement of Expenses. Each month during the term hereof, Group will, in addition to the Fee, pay SynerPhy an amount sufficient to reimburse SynerPhy for any costs incurred by SynerPhy that: (1) have the prior written approval of Group; (2) are solely attributable to the Group's operations; (3) are reasonably documented; and (4) which represent reasonable expenses incurred by SynerPhy related to third parties who are employed consistent with terms of this Agreement, and provide services to Group beyond those services for which SynerPhy is obligated to provide to Group hereunder. Such amounts will be delivered to SynerPhy within ten (10) days of Group's receipt of an invoice from SynerPhy setting forth in detail the amount and nature of such expenses. It is understood by the parties hereto that overhead expenses of PhyCor and SynerPhy are the sole responsibility of PhyCor and SynerPhy and are not included for purposes of this Section 4.2.

     4.3 Compensation Reasonable. Group and SynerPhy agree that the




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compensation payable to SynerPhy under Sections 4.1 and 4.2 is being paid to
SynerPhy in consideration of the services performed by SynerPhy hereunder. The parties further agree that such fees are fair and reasonable and have been bargained for at arms' length.

                             V. TERM AND TERMINATION

     5.1 Term of Agreement. This Agreement shall commence on the Effective Date and shall expire on the seventh (7th) anniversary hereof, unless earlier terminated pursuant hereto.

     5.2 Termination by Group. Group may terminate this Agreement as follows:

         (a) In the event of the filing of a petition for voluntary bankruptcy by SynerPhy or PhyCor or an assignment for the benefit of creditors by SynerPhy or PhyCor, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by SynerPhy or PhyCor, except for the filing of a petition in involuntary bankruptcy against SynerPhy which is dismissed within thirty (30) days thereafter, Group may give notice of the immediate termination of this Agreement.

         (b) In the event SynerPhy shall default in the performance of any duty or obligation imposed upon it by this Agreement and such default shall continue for a period of fifteen (15) days after written notice thereof has been given to SynerPhy by Group, Group may terminate this Agreement.

         (c) In the event that any person or persons (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) acquires or acquires the right to vote, through acquisition, tender offer, proxy solicitation, merger or consolidation, fifty percent (50%) or more of PhyCor's then issued and outstanding Common Stock, or securities representing fifty percent (50%) or more of the combined voting power of PhyCor's then issued and outstanding securities; or PhyCor consolidates with, merges with or into or transfers substantially all of its assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to any person (as defined above), Group may terminate this Agreement no earlier that ninety
(90) days following the consummation of such transactions; provided, however, Group shall have no right to terminate this Agreement pursuant to this Section 5.2(c) if PhyCor is the surviving entity following such transactions, is the entity formed by a consolidation or the entity into which PhyCor is merged, and the surviving entity expressly assumes all the obligations of PhyCor under PhyCor's guaranty of SynerPhy's performance under this Agreement and there is no uncured event of default under this Agreement at the time of the consummation of the foregoing transactions.

     5.3 Termination by SynerPhy. SynerPhy may terminate this Agreement as follows:



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         (a) In the event of the filing of a petition for voluntary bankruptcy or an assignment for the benefit of creditors by Group, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by Group, except for the filing of a petition in involuntary bankruptcy against Group which is dismissed within thirty (30) days thereafter, SynerPhy may give notice of the immediate termination of this Agreement.

         (b) In the event Group shall materially default in the performance of any duty or obligation imposed upon it by this Agreement, and such default shall continue for a period of fifteen (15) days (or ten (10) days if the default by Group is a failure to pay any amounts payable by Group to SynerPhy hereunder) after written notice thereof has been given to Group by SynerPhy, SynerPhy may terminate this Agreement.

     5.4 Actions after Termination or Expiration. In the event of a termination of this Agreement for any reason whatsoever, the parties agree to the following: within thirty (30) days after such termination, each party shall repay to the other party any indebtedness owed to the other party existing at the time of such termination, including, but not limited to, any unpaid Fee for services previously rendered prior to the termination date or any expenses incurred by SynerPhy which would otherwise have been reimbursed as provided in Article IV. Each of the equipment leases, if any, referred to in Section 2.2(n) above shall continue in effect as provided for in such leases, unless this Agreement expires or is terminated by SynerPhy pursuant to Section 5.3(b) above, in which event all amounts payable under such leases shall accelerate and be due and payable upon the effective date of the termination or expiration of this Agreement.

                            VI. RESTRICTIVE COVENANTS

     6.1 The parties recognize that the services to be provided by SynerPhy shall be feasible only if Group operates an active medical practice to which the physicians associates with Group devote their full time and attention. To that end, during the term of this Agreement, Group hereby covenants and agrees to obtain and enforce written agreements from its physician members or shareholders and physician employees in substantially the form of Exhibit 6.1 attached hereto. Group acknowledges that it is in the best interests of Group and SynerPhy to obtain and enforce such agreements (including specifically the restrictive covenant and liquidated damage provisions contained therein as they exist as of the date hereof) to maintain a stable, productive physician group.



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

             VII. RECORDS; OWNERSHIP OF INFORMATION; CONFIDENTIALITY

     7.1 Patient Records. During the term of this Agreement and upon and after the termination of this Agreement, Group shall retain all patient medical records maintained by Group or SynerPhy in the name of Group. Group shall, at its option, be entitled to retain copies of financial and accounting records relating to all services performed by SynerPhy. Notwithstanding the foregoing, but subject in all instances to applicable federal and state laws and regulations, SynerPhy may from time to time, with Group's prior written approval, collect patient data and other information from Group which will be aggregated and assimilated with similar information from physician groups managed by PhyCor and its affiliates. Such aggregated data and all reports containing such information shall be the exclusive property of PhyCor and its affiliates and any commercialization of such data or information shall be for the sole and exclusive benefit of PhyCor and its affiliates. Nothing contained herein shall authorize SynerPhy or such entities affiliated with PhyCor to own or use any patient information in violation of federal or state laws or regulations or the patient's legal rights. SynerPhy shall ensure that information regarding the name or identity of patients of Group is not included in such aggregation of patient data or otherwise used in a way that is violative of such patients' right of confidentiality or applicable federal or state laws or regulations. Group shall have access at no expense to all such data and reports obtained or prepared by SynerPhy and PhyCor in accordance with this Paragraph including, reports on performance initiatives set forth in Section 3.8, and including, without limitation, all reports and other documents containing all or part of such data or based upon such data.

     7.2 Records Owned by SynerPhy.Except as required herein, SynerPhy retains all ownership and other rights in all systems, manuals, computer software, materials, and other information, in whatever form, provided by or developed by SynerPhy or entities affiliated with SynerPhy in the performance of its obligations under this Agreement (the "SynerPhy Materials"). Nothing contained herein shall be construed as a license or transfer of any such SynerPhy Materials or any portion thereof to Group. Upon the expiration or termination for any reason of this Agreement, SynerPhy shall have the right to retain all such SynerPhy Materials, and Group shall, upon request of SynerPhy, deliver to SynerPhy all such SynerPhy Materials. Group shall be allowed to retain only those materials developed by Group and SynerPhy during the terms of this Agreement and which Group uses in its operations.

     7.3 Access to Records. (a) During the term of this Agreement and subject to all federal or state laws and regulations, Group shall provide to SynerPhy complete access to the records and facilities of Group during normal business hours in connection with the provision of services hereunder by SynerPhy. SynerPhy shall also provide to Group complete access to the records and facilities of SynerPhy which pertain to the services provided by SynerPhy on behalf of Group pursuant to this Agreement.

         (b) Upon the written request of the Secretary of Health and Human



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

Services, the Comptroller General, or any of their authorized representatives, SynerPhy shall make available those contracts, books, documents and records necessary to certify the nature and extent of the costs of providing services under this Agreement. Such inspection shall be available for up to four (4) years after the rendering of such services. If SynerPhy carries out any of the duties under this Agreement through a subcontract with a value of $10,000 or more over a 12-month period with a related individual or organization, SynerPhy agrees to include this requirement in any subcontract. This Section 7.3(b) is included pursuant to and is governed by the requirements of Public Law 96-499, Sec. 952 and the regulations promulgated thereunder.

     7.4 Confidentiality. Except as set forth herein and except for disclosure to its bankers, underwriters, consultants or lenders, or as necessary or desirable for conduct of business, no party hereto shall disseminate or release to any third party any information regarding any provision of this Agreement, or any financial or other information regarding the other party (past, present or future) that was obtained by the party in the course of the negotiation of this Agreement or in the course of the performance of this Agreement, without the other party's prior written approval; provided, however, the foregoing shall not apply to information which (i) is generally available to the public other than as a result of a breach of the confidentiality provisions hereof; (ii) becomes available on a non-confidential basis from a source other than the party or its affiliates or agents, which source was not itself bound by a confidentiality agreement, or (iii) which is required to be disclosed by law, including securities laws or pursuant to court order. In addition, subject to applicable federal and state laws or regulations and the prior written approval of Group, SynerPhy may use general data and information obtained by SynerPhy in performing its services under this Agreement in presenting examples of SynerPhy's services to other potential purchasers of services, including data evidencing economic improvements made for the benefit of Group as a result of SynerPhy's services provided in this Agreement. Group also acknowledges that SynerPhy may use the information obtained pursuant to this Agreement to implement similar arrangements with other clinics and medical groups, except as otherwise prohibited by federal or state laws or regulations, and that the use of the information and data obtained during the terms of this Agreement in such context shall in no event be a breach of the terms hereof.

                       VIII. INDEMNIFICATION; ARBITRATION

     8.1 Indemnification by Group. Group shall indemnify, hold harmless and defend SynerPhy, its officers, directors, shareholders and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical services or the performance of any intentional acts, negligent acts or omissions by Group and/or its agents, and employees during the term of this Agreement.

     8.2 Indemnification by SynerPhy. SynerPhy shall indemnify, hold harmless and defend Group, its officers, shareholders, managers and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any intentional acts, negligent acts or omissions by SynerPhy and/or its shareholders, agents, and employees during the term of this Agreement.

     8.3 Rules Regarding Indemnification; Cumulative Remedies. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or third parties shall be subject to the following terms and conditions:

         (a) The indemnified party shall give prompt written notice to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreement contained in Sections 8.1 and 8.2 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known.

         (b) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. The indemnifying party shall select counsel in the applicable matter and shall provide, at its expense, a defense to the litigation.

         (c) Except as herein expressly provided, the remedies provided in this
Article VIII shall be cumulative and shall not preclude assertions by any party of any other rights or the seeking of any other rights or remedies against any other party hereto.

     8.4 Binding Arbitration.

         (a) Any dispute or action arising out of or relating to this agreement which the parties are unable to resolve, including any and all federal and state statutory claims, federal and state public and private law issues and issues as to what matters are subject to arbitration (hereinafter, an "applicable action"), shall be determined solely and exclusively by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association or any successor thereof ("AAA"). Prior to submitting any applicable action to arbitration pursuant hereto, the parties agree to make themselves available to meet and use their best efforts to resolve the applicable action in following good faith negotiations.

         (b) In the event any party determines to submit an applicable action to arbitration following compliance with the last sentence of 8.4 (a) above, such party shall give written notice thereof to the other party. If the parties are otherwise unable to agree on a mutually acceptable arbitrator within ten (10) days following the date of such written notice, the arbitrator shall be an arbitrator then affiliated with the American Arbitration Association ("AAA") in Atlanta, Georgia (a "qualified arbitrator"). The rules of arbitration then in effect for AAA shall be applied in such arbitration. No qualified arbitrator shall have any financial interest in either of the parties to the arbitration or the outcome of the arbitration.

         (c) Judgment upon any award of the arbitrator shall be binding and shall be entered in a court of competent jurisdiction. The award of the arbitrator may grant any relief which might be granted by a court of general jurisdiction, including, without limitation, by reason of enumeration, award of damages and/or injunctive relief, and may, in the discretion of the arbitrator, assess, in addition, the costs of the arbitration, including the reasonable fees of the arbitrators and reasonable attorney's fees, against either or both parties, in such proportions as the arbitrator shall determine. In the event that the arbitrator makes no such award as to the costs of arbitration, the parties shall equally pay the costs of arbitration.

         (d) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING CONTAINED IN THIS AGREEMENT SHALL BAR EITHER PARTY'S RIGHT AT ANY TIME TO (i) SEEK IN A COURT OF COMPETENT JURISDICTION AND OBTAIN TEMPORARY OR PERMANENT INJUNCTIVE OR OTHER EQUITABLE RELIEF (INCLUDING RELIEF AGAINST THREATENED CONDUCT THAT WILL CAUSE IT LOSS OR DAMAGES) UNDER THE USUAL EQUITY RULES, INCLUDING THE APPLICABLE RULES FOR OBTAINING RESTRAINING ORDERS AND PRELIMINARY AND PERMANENT INJUNCTION; OR (ii) ENFORCE IN A COURT OF COMPETENT JURISDICTION A FINAL JUDGMENT OR ARBITRAL AWARD.

         (e) The venue for any arbitration pursuant hereto shall be Atlanta, Georgia. The qualified arbitrator may award to the substantially prevailing party reasonable attorney's and expenses and the costs of the arbitration.

                IX. REPRESENTATIONS AND WARRANTIES OF THE PARTIES

     Each of the parties hereto hereby represents and warrants to the other as follows:

     9.1 Organization, Power and Qualification. Each party is duly organized, validly existing and in good standing under the laws of the state in which it is organized and has full power to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of such party's business or the ownership or leasing of its properties make such qualification necessary. Each party has full corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.

     9.2 Authority; Binding Effect. Each party has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The directors, shareholders, members or partners and officers of each party have taken all action required, whether by law, such party's organizational documents or otherwise, to authorize the execution and delivery of this Agreement and the performance of transactions contemplated hereby. The execution, delivery, and performance of this Agreement constitute the valid and binding agreement of each party enforceable in accordance with its term.

                                X. MISCELLANEOUS

     10.1 Assignment. This Agreement may not be assigned by either party without the express written consent of the other party to this Agreement; provided, however, (a) SynerPhy may assign this Agreement to another entity which is controlled by or under the common control of PhyCor without the prior written consent of Group so long as such assignment is in connection with a corporate restructuring and such entity shall assume all of SynerPhy's obligations hereunder and shall continue to provide services to Group in accordance with the terms of this Agreement, and (b) Group may assign this Agreement to another entity so long as such other entity is a newly formed entity formed by the physicians of Group to provide medical services, no less than seventy-five percent (75%) of the members of Group are shareholders, partners or members of such new entity, and Group ceases to operate in connection therewith.

     10.2 Whole Agreement; Modification. This Agreement constitutes the entire agreement between the parties and it expressly terminates and supersedes the Service Agreement. There are no agreements or understandings, written or oral, between the parties regarding this Agreement and the Exhibits, other than as set forth herein. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modification(s) shall be attached hereto.

     10.3 Notices. All notices required or permitted by this Agreement shall be in writing and shall be addressed as follows:

     To Group:             Harbin Clinic, L.L.C.
                           1825 Martha Berry Boulevard
                           Rome, GA  30165-1698
                           Attention:  President

     To SynerPhy:          SynerPhy of Rome, Inc.
                           30 Burton Hills Blvd., Suite 400
                           Nashville, TN  37215
                           Attention:  General Counsel

or to such other address as either party shall notify the other.


     10.4 Binding on Successors. This Agreement shall be binding upon the parties hereto, and their successors, assigns, heirs and beneficiaries.

     10.5 Wavier of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

     10.6 Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. The parties acknowledge that SynerPhy is not authorized or qualified to engage in any activity that may be construed or deemed to constitute the practice of medicine. To the extent any act or service required of SynerPhy in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of medicine, the performance of said act or service by SynerPhy shall be deemed waived and forever unenforceable and the provisions of Section 10.11 shall be applicable.

     10.7 Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

     10.8 Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

     10.9 Attorney's Fees. If legal action is commenced by either party to enforce to defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

     10.10 Time is of the Essence. Time is hereby expressly declared to be of the essence in this Agreement.

     10.11 Contract Modifications for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, SynerPhy and Group shall amend this Agreement as necessary. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between SynerPhy and Group.

     10.12 Remedies Cumulative. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from to time as often as occasion may arise or as may be deemed expedient.

     10.13 Language Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

     10.14 No Obligation to Third Parties. None of the obligations and duties of SynerPhy or Group under this Agreement shall in any way or in any manner be deemed to create any obligation of SynerPhy or Group to any person or entity not a party to this Agreement or to create any rights on behalf of any such person or entity.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                    GROUP:

                                    HARBIN CLINIC, L.L.C.


                                    By: /s/
                                        -------------------------------------
                                    Its:_____________________________________


                                    SYNERPHY:

                                    SYNERPHY OF ROME, INC.


                                    By: /s/
                                        ------------------------------------
                                    Its: Vice President






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